Exhibit 23.2
CONSENT OF VITALE, CATURANO & COMPANY, LTD.
As independent registered public accountants, we hereby consent to the use of our report dated March 10, 2006 (except with respect to the Series C financing discussed in Note 5 as to which the date is May 12, 2006 and except for Note 12 as to which the date is September 6, 2007) on the financial statements of Constant Contact, Inc. as of December 31, 2005 and for each of the two years in the two year period ended December 31, 2005, and to the references to our Firm under the captions “Experts” and “Selected Financial Data” included in or made a part of this Amendment No. 3 to the registration statement on Form S-1 and related prospectus.

/s/Vitale, Caturano & Company, Ltd.
VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts
September 12, 2007
1933 Act Consent